                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2
                              (AMENDMENT NO. 15)*

                     Philadelphia Consolidated Holding Corp.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                           Common Stock, no par value
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   717528 10 3
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 1, 2008
-------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]  Rule 13d-1(b)
         [   ]  Rule 13d-(c)
         [ X ]  Rule 13d-1(d)

--------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G



CUSIP No.  717528 10 3                                        Page 2 of 9 Pages


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1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             James J. Maguire

-------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                     (b)  [ ]

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3.         SEC USE ONLY

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4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                             U.S.


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   NUMBER OF SHARES      5.  SOLE VOTING POWER
     BENEFICIALLY                                                        0
    OWNED BY EACH        ------------------------------------------------------
      REPORTING          6.  SHARED VOTING POWER
     PERSON WITH                                                         0
                         ------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER
                                                                         0
                         ------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER
                                                                         0
-------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       0

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10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0
-------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

                                      IN

-------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G



CUSIP No.  717528 10 3                                        Page 3 of 9 Pages


-------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             Frances Maguire

-------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                     (b)  [ ]

-------------------------------------------------------------------------------
3.         SEC USE ONLY

-------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                             U.S.

-------------------------------------------------------------------------------
   NUMBER OF SHARES      5.  SOLE VOTING POWER
     BENEFICIALLY                                                         0
    OWNED BY EACH        ------------------------------------------------------
      REPORTING          6.  SHARED VOTING POWER
     PERSON WITH                                                          0
                         ------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER
                                                                          0
                         ------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER
                                                                          0
-------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      0
-------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

-------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0
-------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

                                      IN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 4 of 9 Pages


Item 1(a).        Name of Issuer:

                           Philadelphia Consolidated Holding Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA  19004

Item 2(a).        Name of Person Filing:

                           James J. Maguire

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA  19004

Item 2(c).        Citizenship:

                           USA

Item 2(d).        Title of Class of Securities:

                           Common Stock (no par value)

Item 2(e).        CUSIP Number:

                           717528 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           Not Applicable

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Exchange Act;

                  (e) [ ]  Investment Adviser in accordance with
                           Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 5 of 9 Pages

                  (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] Saving Association as defined in Section 3(b) of The Federal Deposit Insurance Act;

                  (i) [ ] Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

                  (a)      Amount beneficially owned:

                           Not Applicable

                  (b)      Percent of Class: Not Applicable

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                                  0

                           (ii)     Shared power to vote or to direct the vote:

                                                  0

                           (iii)    Sole power to dispose or direct the
                                    disposition of:

                                                  0

                           (iv) Shared power to dispose or to direct the disposition of:

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 6 of 9 Pages


Item 5.           Ownership of Five Percent or Less of a Class.


         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

                           Not Applicable


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        January 8, 2009
                                              ----------------------------------
                                                            (Date)

                                                     /s/ James J. Maguire
                                              ----------------------------------
                                                         (Signature)


                                                       James J. Maguire
                                              ----------------------------------
                                                         (Name/Title)

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 7 of 9 Pages


Item 1(a).        Name of Issuer:

                           Philadelphia Consolidated Holding Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA  19004

Item 2(a).        Name of Person Filing:

                           Frances Maguire

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA  19004

Item 2(c).        Citizenship:

                           USA

Item 2(d).        Title of Class of Securities:

                           Common Stock (no par value)

Item 2(e).        CUSIP Number:

                           717528 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           Not Applicable

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Exchange Act;

                  (e) [ ]  Investment Adviser in accordance with
                           Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 8 of 9 Pages


                  (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] Saving Association as defined in Section 3(b) of The Federal Deposit Insurance Act;

                  (i) [ ] Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

                  (a)      Amount beneficially owned:

                           Not Applicable

                  (b)      Percent of Class: Not Applicable

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                                  0

                           (ii)     Shared power to vote or to direct the vote:

                                                  0

                           (iii)    Sole power to dispose or direct the
                                    disposition of:

                                                  0

                           (iv) Shared power to dispose or to direct the disposition of:

                                                  0

Item 5.           Ownership of Five Percent or Less of a Class.

                           Not Applicable

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 9 of 9 Pages

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

                           Not Applicable


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       January 8, 2009
                                              ----------------------------------
                                                           (Date)

                                                     /s/ Frances Maguire
                                              ----------------------------------
                                                         (Signature)


                                                        Frances Maguire
                                              ----------------------------------
                                                         (Name/Title)